Exhibit 10.1
CASH-SETTLED
PHANTOM STOCK UNIT AWARD CERTIFICATE
Non-transferable
GRANT TO

(“Grantee”)
by Allion Healthcare, Inc. (the “Company”) of

phantom stock units convertible, on one-for-one basis, into a cash amount equivalent to the value, as of the vesting date, of an equivalent number of shares of its common stock, par value $0.001 per share (“Stock”), as provided herein (the “Units”).
On any day, the value of a Unit shall equal the Fair Market Value of one share of Stock of the Company. The Units are granted outside of any plan and will be settled only in cash. The Units are granted subject to the Terms and Conditions set forth on page 2 hereof. By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this award certificate (the “Certificate”).
Unless vesting is accelerated as provided in Section 1 of the Terms and Conditions or otherwise in the discretion of the Compensation Committee (the “Committee”) of the Board of Directors of the Company, the Units shall vest (become non-forfeitable) as to one hundred percent (100%) of the Units on the tenth (10th) anniversary of the date of grant (the “Grant Date”), provided Grantee is then still employed by the Company.
IN WITNESS WHEREOF, Allion Healthcare, Inc. has caused this Certificate to be executed as of the Grant Date, as indicated below.

ALLION HEALTHCARE, INC.
By:
Its: Authorized Officer
Grant Date: February 4, 2009

TERMS AND CONDITIONS
1. Vesting of Units. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”), as to the number of Units so indicated in each instance:
(a)	the tenth anniversary of the Grant Date, as to all of the Units, provided Grantee is then still employed by the Company, or

(b)	the occurrence of a Change in Control (as defined in the Company’s Amended and Restated 2002 Stock Incentive Plan), as to all of the Units, provided Grantee is then still employed by the Company, or

(c)	the date of Grantee’s earlier termination of employment by the Company without Cause or by Grantee for Good Reason (as such terms are defined in Grantee’s Employment Agreement with the Company dated ___), but only as to a pro-rata percentage of the Units, determined by multiplying (x) the total number of Units by (y) a fraction, the numerator of which is the number of full months elapsed from the Grant Date to the date of Grantee’s termination of employment, and the denominator of which is 120.
If Grantee’s employment terminates prior to the Vesting Date for any reason other than as described in (c) above, Grantee shall forfeit all right, title and interest in and to the Units as of the date of such termination and the Units will be reconveyed to the Company without further consideration or any act or action by Grantee. If Grantee’s employment terminates as described in (c) above, then (i) the number of Units that do not vest in accordance with the formula described in (c) above (the “Contingent Units”) shall not be forfeited at the date of termination of employment and instead shall remain outstanding, unvested and forfeitable during the period beginning on the date of Grantee’s termination of employment and ending on the six (6) month anniversary of the date of Grantee’s termination of employment (the “Post-Termination Period”), and (ii) if a Change in Control occurs during the Post-Termination Period, such Contingent Units shall become fully vested (the date of such Change in Control being the “Vesting Date” for purposes of such Contingent Units and this Certificate). If a Change in Control does not occur during the Post-Termination Period, then Grantee shall forfeit all right, title and interest in and to the Contingent Units as of the last day of the Post-Termination Period and the Contingent Units will be reconveyed to the Company without further consideration or any act or action by Grantee. For the avoidance of doubt, the only possible vesting event for the Contingent Units is the occurrence of a Change in Control during the Post-Termination Period.
2. Conversion to Cash. Unless the Units are forfeited prior to the Vesting Date as provided in Section 1 above, the Units will be converted on the Vesting Date to the right to receive a payment in cash equal to the number of Units then vesting multiplied by the Fair Market Value as of the Vesting Date of one share of Stock. Such payment will be made to Grantee no later than thirty (30) days after the Vesting Date.
3. Rights as Shareholder. Grantee shall not have voting or any other rights as a shareholder of the Company with respect to the Units. Dividends or dividend equivalents will not be paid with respect to the Units.
4. Changes in Capital Structure. In the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another company, whether through reorganization, recapitalization, statutory share exchange, reclassification, stock split-up, combination of shares, merger or consolidation, or otherwise, there shall be substituted for each share of Stock then underlying a Unit subject to this Certificate the number and class of shares into which each outstanding share of Stock shall be so exchanged.
5. Restrictions on Transfer. No right or interest of Grantee in the Units may be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company, or be subjected to any lien, obligation or liability of Grantee to any other party other than the Company. Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution; but the Committee may in its sole discretion permit other transfers.
6. No Right of Continued Service. Nothing in this Certificate shall interfere with or limit in any way the right of the Company to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company.
7. Payment of Taxes. Grantee will, no later than the date as of which any amount related to the Units first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind (including Grantee’s FICA obligation) required by law to be withheld with respect to such amount. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from payment due under this award or from any payment of any kind otherwise due to Grantee.
8. Amendment. The Committee may in its sole discretion amend, modify or terminate this Certificate or the Terms and Conditions without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Units hereunder had expired) on the date of such amendment or termination. Notwithstanding anything herein to the contrary, the Committee may, without Grantee’s consent, amend or interpret this Certificate to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury regulations and guidance with respect to such law.
9. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate.
10. Severability. If any one or more of the provisions contained in this Certificate is invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
11. Notice. Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Allion Healthcare, Inc., 1660 Walt Whitman Road, Suite 105, Melville, NY 11747, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.
12. Definitions. For purposes of this Certificate, the following terms shall have the following meanings:
     (a) Fair Market Value. If the Stock is publicly traded, then the “Fair Market Value” per share shall be determined as follows: (1) if the principal trading market for the Stock is a national securities exchange or the NASDAQ National Market, the last reported sale price thereof on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (2) if the Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Stock on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Section 409A of the Code.
13. Certain Additional Payments by the Company.
     (a) Anything in this Certificate to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Grantee (whether paid or payable or distributed or distributable pursuant to the terms of this Certificate or otherwise, but determined without regard to any additional payments required under this Section 13) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Grantee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Grantee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Grantee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Grantee retains an amount of the Gross-Up Payment equal to amount of the Excise Tax.
     (b) All determinations required to be made under this Section 13, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Grantee (the “Determination Firm”). Any Gross-Up Payment, as determined pursuant to this Section 13, shall be paid by the Company to Grantee promptly after the receipt of the Determination Firm’s determination, but in no event later than December 31 of the year after the year in which Grantee remits the Excise Tax to the relevant taxing authorities. Any determination by the Determination Firm shall be binding upon the Company and Grantee.